UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Patterson-UTI Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 16, 2009

Dear Stockholder:

We cordially invite you to attend Patterson-UTI Energy, Inc.’s annual stockholders’ meeting. The annual meeting will be held Wednesday, June 3, 2009, at 10:00 a.m., local time, at the Hilton Houston North Hotel, 12400 Greenspoint Drive, Houston, Texas 77060.

This year we are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our annual report primarily over the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need quickly, while lowering our costs of printing and delivery and conserving natural resources. We encourage you to vote via the Internet and follow the links to our proxy statement and annual report, which are both available at www.proxyvote.com.

For those stockholders who have elected to receive their proxy materials in the mail, please review our proxy statement and annual report and vote via the Internet, by telephone or using your proxy card.

Your vote is important to us. Please review your proxy materials carefully and send in your vote today.

Thank you for your support.

Sincerely,

Mark S. Siegel	Douglas J. Wall
Chairman of the Board	President and Chief Executive Officer

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS To Be Held June 3, 2009
ANNUAL MEETING OF STOCKHOLDERS To Be Held June 3, 2009
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
SHARES OUTSTANDING AND VOTING RIGHTS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
Meetings and Committees of the Board of Directors
Communication with the Board and its Independent Members
Corporate Governance Documents Available on Patterson-UTI’s Website
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
Overview
Elements of Compensation
Share Ownership Guidelines
Change in Control and Severance Agreements
Section 162(m) Considerations
COMPENSATION COMMITTEE REPORT
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
DIRECTOR COMPENSATION
Director Compensation Table
CHANGE IN CONTROL ARRANGEMENTS; EMPLOYMENT CONTRACTS; INDEMNIFICATION AGREEMENTS; CERTAIN PAYMENTS
CERTAIN TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AUDIT COMMITTEE REPORT
PricewaterhouseCoopers Fees for Fiscal Years 2008 and 2007
OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Other Business
Stockholder Proposals for 2010 Annual Meeting
Annual Report

PATTERSON-UTI ENERGY, INC.
450 Gears Road, Suite 500
Houston, Texas 77067

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 3, 2009

The 2009 annual meeting of the stockholders of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), will be held Wednesday, June 3, 2009, at 10:00 a.m., local time, at the Hilton Houston North Hotel, 12400 Greenspoint Drive, Houston, Texas 77060 (the “Meeting”), for the following purposes:

•	to elect seven directors to the Board of Directors of Patterson-UTI to serve until the next annual meeting of the stockholders or until their respective successors are elected and qualified;

•	to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2009; and

•	transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 6, 2009 are entitled to vote at the Meeting and any adjournment or postponement thereof.

Your vote is important to us. Whether or not you plan to attend the Meeting in person, we urge you to promptly vote your shares via the Internet, by telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

By order of the Board of Directors

William L. Moll, Jr.
General Counsel and Secretary

April 16, 2009

PATTERSON-UTI ENERGY, INC.
450 Gears Road, Suite 500
Houston, Texas 77067

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 3, 2009

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board” or “Board of Directors”) of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), has made these proxy materials available to you on the Internet, or, upon your request has delivered printed versions of these materials to you by mail. Patterson-UTI is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2009 annual meeting of stockholders of Patterson-UTI (the “Meeting”). The Meeting will be held Wednesday, June 3, 2009, at 10:00 a.m., local time, at the Hilton Houston North Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, or at any adjournment thereof. The Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to each of Patterson-UTI’s stockholders (other than those who previously requested electronic delivery) entitled to vote at the Meeting on or about April 20, 2009.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), Patterson-UTI has elected to provide stockholders access to its proxy materials over the Internet. Accordingly, Patterson-UTI sent a Notice to all of its stockholders as of the record date. The Notice includes instructions on how to access Patterson-UTI’s proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will help conserve natural resources. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote by Internet or by telephone by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your bank or broker and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

Properly submitted proxies received either by mail, Internet, telephone or in person, in time to be counted for the Meeting will be voted as you have directed in your proxy, unless you revoke your proxy in the manner provided below. As to any matter for which you give no direction in your proxy, your shares will be voted as follows:

•	“FOR” the election of all of the nominees to the Board of Directors;

•	“FOR” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2009; and

•	“FOR” or “AGAINST” any other proposals that may be properly submitted at the Meeting at the discretion of the persons named in the proxy.

If you are a stockholder of record, you may revoke your proxy before the proxy is voted by either:

•	submitting a new proxy with a later date, including a proxy submitted by the Internet or by telephone, in time to be counted for the meeting;

•	notifying the Secretary of Patterson-UTI in writing before the Meeting that you have revoked your proxy; or

•	attending the Meeting and voting in person.

If your shares are held in street name, you must obtain a proxy executed in your favor from the stockholder of record (that is, your brokerage firm, bank, broker-dealer or similar organization) to be able to vote at the Meeting.

The Board of Directors is making this solicitation. Patterson-UTI’s officers and other employees, without compensation other than regular compensation, may solicit proxies by mail, email, the Internet, telephone, electronic means and personal interview. Patterson-UTI does not intend to retain a proxy solicitation firm to assist in the solicitation of proxies of stockholders, but may do so if circumstances warrant. Patterson-UTI will pay all costs associated with this solicitation.

SHARES OUTSTANDING AND VOTING RIGHTS

Only stockholders of record of Patterson-UTI’s common stock, $.01 par value per share (the “Common Stock”), at the close of business on April 6, 2009 are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. At the close of business on April 6, 2009, there were 153,100,199 shares of Common Stock issued and outstanding. Holders of record of Common Stock on April 6, 2009 will be entitled to one vote per share on all matters to properly come before the Meeting. A list of stockholders entitled to notice of and to vote at the Meeting will be made available during regular business hours at the offices of Patterson-UTI Energy, Inc., 450 Gears Road, Suite 500, Houston, Texas 77067, from May 19, 2009 through June 2, 2009 and at the Meeting for examination by any stockholder for any purpose germane to the Meeting.

A quorum is necessary to transact business at the Meeting. A majority of the shares of Common Stock outstanding on April 6, 2009 will constitute a quorum. The shares held by each stockholder who attends the Meeting in person, signs and timely returns the form of proxy or properly votes using the Internet or telephone will be counted for purposes of determining the presence of a quorum at the Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Patterson-UTI’s bylaws provide that the number of members of the Board of Directors shall be fixed either by amendment to the bylaws or by resolution of the Board of Directors. Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Patterson-UTI’s bylaws provide that the affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of directors. Shares as to which a stockholder withholds authority to vote on the election of directors and shares as to which a broker indicates that it does not have discretionary authority to vote on the election of directors will not be counted as voting thereon and will not affect the election of the nominees receiving a plurality of the votes cast.

The enclosed form of proxy provides a means for you to either:

•	vote “FOR” the election of the nominees to the Board of Directors listed below,

•	withhold authority to vote for one or more of the nominees, or

•	withhold authority to vote for all of the nominees.

The Board of Directors recommends that you vote “FOR” all of the nominees.  Unless you give contrary instructions in your proxy, your proxy will be voted “FOR” the election of all of the nominees to the Board of Directors. If any nominee should become unable or unwilling to accept nomination or election, the person acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board has no reason, however, to believe that any of the nominees will be unable or unwilling to serve if elected.

There are no arrangements or understandings between any person and any of the directors pursuant to which such director was selected as a nominee for election at the Meeting. There are no family relationships among any of the directors or executive officers of Patterson-UTI.

Set forth below is the name, age, position and a brief description of the business experience during at least the past five years of each of the members of Patterson-UTI’s Board of Directors. Each current member of Patterson-UTI’s Board of Directors is a nominee for election to the Board of Directors.

Name	Age	Position

Mark S. Siegel	58	Chairman of the Board and Director
Kenneth N. Berns	49	Senior Vice President and Director
Charles O. Buckner	64	Director
Curtis W. Huff	51	Director
Terry H. Hunt	60	Director
Kenneth R. Peak	63	Director
Cloyce A. Talbott	73	Director

Mark S. Siegel — Mr. Siegel has served as Chairman of the Board and as a director of Patterson-UTI since May 2001. Mr. Siegel served as Chairman of the Board and as a director of UTI Energy Corp. (“UTI”) from 1995 to May 2001, when UTI merged with and into Patterson-UTI. Mr. Siegel has been President of REMY Investors & Consultants, Incorporated (“REMY Investors”) since 1993. From 1992 to 1993, Mr. Siegel was President, Music Division, Blockbuster Entertainment Corp. From 1988 through 1992, Mr. Siegel was an Executive Vice President of Shamrock Holdings, Inc., a private investment company, and Managing Director of Shamrock Capital Advisors, Incorporated. Mr. Siegel holds a Bachelor of Arts degree from Colgate University and a J.D. from the University of California, Berkeley (Boalt Hall) School of Law.

Kenneth N. Berns — Mr. Berns has served as Senior Vice President of Patterson-UTI since April 2003 and as a director of Patterson-UTI since May 2001. Mr. Berns served as a director of UTI from 1995 to May 2001. Mr. Berns has been an executive with REMY Investors since 1994. Mr. Berns holds a Bachelors Degree in Business Administration from San Diego State University and a Masters Degree in Taxation from Golden Gate University.

Charles O. Buckner — Mr. Buckner has served as a director of Patterson-UTI since February 2007. Mr. Buckner, a private investor, retired from the public accounting firm of Ernst & Young LLP in 2002 after 35 years of service in a variety of client service and administrative roles, including chairmanship of Ernst & Young’s United States energy practice. He presently serves as a director of Gateway Energy Corporation, a public company in the oil and gas pipeline business. Mr. Buckner is a Certified Public Accountant and holds a Bachelor of Business Administration from the University of Texas and a Masters of Business Administration from the University of Houston.

Curtis W. Huff — Mr. Huff has served as a director of Patterson-UTI since May 2001 and served as a director of UTI from 1997 to May 2001. Mr. Huff is the President and Chief Executive Officer of Freebird Investments LLC, a

private investment company, and has served in that capacity since October 2002. Mr. Huff is also a Managing Director of Intervale Capital, an oilfield service private equity firm that Mr. Huff co-founded in 2006. Mr. Huff served as the President and Chief Executive Officer of Grant Prideco, Inc., a provider of drill pipe and other drill stem products, from February 2001 to June 2002. From January 2000 to February 2001, Mr. Huff served as Executive Vice President, Chief Financial Officer and General Counsel of Weatherford International, Inc., an oilfield services company. He served as Senior Vice President and General Counsel of Weatherford from May 1998 to January 2000. Prior to that time, Mr. Huff was a partner with the law firm of Fulbright & Jaworski L.L.P. and held that position for more than five years. Mr. Huff holds a Bachelor of Arts degree and Juris Doctorate from the University of New Mexico and a Masters of Law from New York University School of Law.

Terry H. Hunt — Mr. Hunt has served as a director of Patterson-UTI since April 2003 and served as a director of UTI from 1994 to May 2001. Mr. Hunt is an energy consultant and investor. Mr. Hunt served as Senior Vice President — Strategic Planning of PPL Corporation, an international energy and utility holding company, from 1998 to 2000. Mr. Hunt served as the President and Chief Executive Officer of Penn Fuel Gas, Inc., a natural gas and propane distribution company, from 1992 to 1999. Previously, Mr. Hunt was President and Chairman of Carnegie Natural Gas Company, a gas distribution and transmission company, and of Apollo Gas Company, a natural gas distributor. Mr. Hunt holds a Bachelor of Engineering degree from the University of Saskatchewan, Canada and a Masters of Business Administration from Southern Methodist University.

Kenneth R. Peak — Mr. Peak has served as a director of Patterson-UTI since November 2000. Mr. Peak has served as Chairman and Chief Executive Officer of Contango Oil & Gas Company since September 1999. Mr. Peak entered the energy industry in 1972 as a commercial banker and has held a variety of financial and executive positions in the oil and gas industry prior to starting Contango in 1999. Mr. Peak served as an officer in the U.S. Navy from 1968 to 1971. Mr. Peak received a Bachelor of Science in Physics from Ohio University in 1967 and a Masters of Business Administration from Columbia University in 1972.

Cloyce A. Talbott — Mr. Talbott has served as a director of Patterson-UTI since its incorporation in 1978. Mr. Talbott co-founded Patterson-UTI and has served in various capacities, including as its Chief Executive Officer from 1983 until his retirement from that position on September 30, 2007. He also served as Chairman of the Board from 1983 to May 2001. Mr. Talbott is currently employed as a consultant by Patterson-UTI. Mr. Talbott holds a Bachelor of Science degree in petroleum engineering from Texas Tech University.

Meetings and Committees of the Board of Directors

The Board of Directors met seven times during the year ended December 31, 2008. Each director attended, in person or by telephone, at least 75% of the aggregate of all meetings held by the Board and meetings of each committee on which such director served. A majority of the members of the Board of Directors are independent within the meaning of the NASDAQ Stock Market, Inc. (“NASDAQ”) listing standards. Specifically, the Board has determined that Messrs. Buckner, Huff, Hunt and Peak are independent within the meaning of the NASDAQ listing standards. In reaching this conclusion, the Board considered that Mr. Huff controls and manages two investment companies, which have interests in oilfield service portfolio companies that supply parts and equipment to Patterson-UTI in the ordinary course of their businesses consistent with customary terms in the industry. The Board has determined that these transactions are not material to such companies, Patterson-UTI or Mr. Huff and that such transactions do not affect Mr. Huff’s independence under applicable rules and regulations.

The Board of Directors has established four standing committees, an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Executive Committee, which currently is composed of Messrs. Siegel, Talbott and Berns, has the authority, to the extent permitted by applicable law, to act for the Board in all matters arising between regular or special meetings of the Board of Directors.

The Audit Committee members are Messrs. Huff (chairman), Buckner and Hunt, each of whom is independent within the meaning of applicable Securities Exchange Act of 1934, as amended (the “Exchange Act”), rules and within the meaning of the NASDAQ listing standards. The Audit Committee oversees management’s conduct of Patterson-UTI’s accounting and financial reporting process, including review of the financial reports and other financial information provided by Patterson-UTI to the public and government and regulatory bodies, Patterson-UTI’s system of internal accounting, Patterson-UTI’s financial controls, and the annual independent audit of Patterson-UTI’s financial statements. The Audit Committee also oversees compliance with Patterson-UTI’s codes of conduct and ethics and with legal and regulatory requirements. The Board has determined that Messrs. Huff and Buckner are “audit committee financial experts” within the meaning of applicable SEC rules. The Audit Committee selects the independent registered public accounting firm to audit Patterson-UTI’s books and records and considers and acts upon accounting matters as they arise. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee held seven meetings during the year ended December 31, 2008. Please see “Audit Committee Report” elsewhere in this proxy statement.

The Compensation Committee members are Messrs. Peak (chairman), Buckner and Huff, each of whom is independent as defined in the NASDAQ listing standards. Among other things, the Compensation Committee sets and administers the policies that govern the compensation of executive officers and directors of Patterson-UTI. The Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee held four meetings during the year ended December 31, 2008. Please see “Compensation Discussion and Analysis” and “Compensation Committee Report” elsewhere in this proxy statement for further information about the Compensation Committee.

The Nominating and Corporate Governance Committee members are Messrs. Hunt (chairman), Huff and Peak, each of whom is independent as defined in the NASDAQ listing standards. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members, to recommend for selection by the Board director nominees for the next annual meeting of stockholders, to review Patterson-UTI’s Code of Business Conduct, to develop and continually make recommendations with respect to the best corporate governance principles and to oversee the evaluation of the Board and management. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held one meeting during the year ended December 31, 2008.

All of the director nominees are existing directors of Patterson-UTI standing for re-election to the Board of Directors.

On behalf of the Board, the Nominating and Governance Committee considers director nominees recommended by Patterson-UTI’s stockholders if the recommendations are made in accordance with all legal requirements, including applicable provisions of Patterson-UTI’s restated certificate of incorporation and bylaws. In accordance with Patterson-UTI’s bylaws, in addition to any other applicable requirements, nominations of persons for election to the Board may be made at a meeting of stockholders only by or at the direction of the Board or by a stockholder who is a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting and gives timely notice of such nomination in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2010 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received at Patterson-UTI’s principal executive offices not earlier than February 3, 2010 and not later than March 5, 2010; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after June 3, 2010, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the Secretary of Patterson-UTI shall set forth:

•	as to each person whom the stockholder proposes to nominate for election or re-election as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act, or any successor regulation thereto,

•	the name and record address of the stockholder proposing such nomination,

•	the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder,

•	a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such stockholder, and

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

The Nominating and Corporate Governance Committee determines qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Patterson-UTI. The Nominating and Corporate Governance Committee relies on the knowledge and relationships of Patterson-UTI and its officers and directors, as well as third parties when it deems appropriate, to identify and evaluate nominees for director, including nominees recommended by stockholders.

Communication with the Board and its Independent Members

Persons may communicate with the Board, or directly with its Chairman, Mr. Siegel, by submitting such communication in writing in care of Chairman of the Board of Directors, Patterson-UTI Energy, Inc., 450 Gears Road, Suite 500, Houston, Texas 77067. Persons may communicate with the independent members of the Board by submitting such communication in writing to the Nominating and Corporate Governance Committee of the Board of Directors of Patterson-UTI Energy, Inc., 450 Gears Road, Suite 500, Houston, Texas 77067.

Although Patterson-UTI does not have a formal policy regarding attendance by members of the Board at its annual meetings of stockholders, directors are invited to attend annual meetings of Patterson-UTI stockholders. All directors attended the 2008 annual meeting of stockholders with one director attending in person and the remaining directors attending via telephone.

Corporate Governance Documents Available on Patterson-UTI’s Website

Copies of each of the following documents can be accessed electronically in the “Governance” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests them from the Secretary of Patterson-UTI:

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Corporate Governance Committee Charter;

•	Code of Business Conduct for its employees, officers and directors; and

•	Code of Business Conduct and Ethics for Senior Financial Executives.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP as independent registered public accounting firm to audit the financial statements of Patterson-UTI for the fiscal year ending December 31, 2009, and directed that such engagement be submitted to the stockholders of Patterson-UTI for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to PricewaterhouseCoopers LLP’s independence, professional competence and standing. Although ratification by stockholders of the engagement of PricewaterhouseCoopers LLP is not required by Delaware corporate law or Patterson-UTI’s restated certificate of incorporation or bylaws, the Audit Committee believes a decision of this nature should be made with the consideration of Patterson-UTI’s stockholders. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of Patterson-UTI and its stockholders.

It is expected that one or more representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire. It also is expected that the representative(s) will be available to respond to appropriate questions from the stockholders.

The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Patterson-UTI’s independent registered public accounting firm.  Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Meeting. Unless you give contrary instructions in your proxy, your proxy will be voted “FOR” such ratification. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a share entitled to vote on the proposal.

EXECUTIVE OFFICERS

Set forth below is the name, age and position followed by a brief description of the business experience during at least the past five years for each executive officer of Patterson-UTI who is not also a member of the Board of Directors.

Name	Age	Position

Douglas J. Wall	56	President and Chief Executive Officer
John E. Vollmer III	53	Senior Vice President — Corporate Development, Chief Financial Officer and Treasurer
William L. Moll, Jr.	42	General Counsel and Secretary
Gregory W. Pipkin	37	Chief Accounting Officer and Assistant Secretary

Douglas J. Wall — Mr. Wall has served as President and Chief Executive Officer of Patterson-UTI since October 1, 2007. From April through September 2007 he served as Chief Operating Officer of Patterson-UTI. From 2005 to April 2007, Mr. Wall served as Group President, Completion and Production of Baker Hughes Incorporated, an oilfield service company. In that capacity, Mr. Wall was responsible for the combined activities of Baker Oil Tools, Baker Petrolite, Centrilift and ProductionQuest divisions. From 2003 to 2005 he served as President of Baker Oil Tools, a division of Baker Hughes, and from 1997 to 2003 he served as President of Hughes Christensen Company, a division of Baker Hughes. Mr. Wall holds a Bachelor Degree in Economics from the University of Calgary and a Masters of Business Administration in Finance and Marketing from the University of Alberta.

John E. Vollmer III — Mr. Vollmer has served as Chief Financial Officer and Treasurer of Patterson-UTI since November 2005 and Senior Vice President — Corporate Development of Patterson-UTI since May 2001. Mr. Vollmer also served as Secretary of Patterson-UTI from November 2005 to February 2007. Mr. Vollmer served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of UTI from 1998 to May 2001. From 1992 until 1997, Mr. Vollmer served in a variety of capacities at Blockbuster Entertainment, including Senior Vice President — Finance and Chief Financial Officer of Blockbuster Entertainment’s Music Division. Mr. Vollmer holds a Bachelor of Arts in Accounting from Michigan State University.

William L. Moll, Jr. — Mr. Moll has served as General Counsel and Secretary of Patterson-UTI since February 2007. From July 2006 to February 2007, Mr. Moll served as Vice President and Counsel of Stewart & Stevenson LLC, an oilfield equipment manufacturing company. From January 1996 to July 2006, Mr. Moll served in a variety of capacities in the legal department of Stewart & Stevenson Services, Inc., an equipment manufacturing company, including Deputy General Counsel from March 2005 to July 2006 and Managing Attorney from September 2001 to March 2005. From September 1991 to January 1996, Mr. Moll was an associate with the law firm of Andrews & Kurth LLP. Mr. Moll holds a Bachelor of Business Administration in Accounting from the University of Texas and a J.D. from the University of Houston Law Center.

Gregory W. Pipkin — Mr. Pipkin has served as Chief Accounting Officer and Assistant Secretary of Patterson-UTI since August 2007. From June 2006 to August 2007, Mr. Pipkin served as Director of Financial Reporting of Patterson-UTI. From April 2001 through May 2006, Mr. Pipkin was Controller and Vice President of Accounting and Reporting for Alamosa Holdings, Inc., a publicly traded wireless telecommunications company. Prior to April 2001, Mr. Pipkin was in the practice of public accounting. Mr. Pipkin is a Certified Public Accountant and holds a Bachelor of Business Administration in Accounting from Texas Tech University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Compensation Committee

The Compensation Committee (the “Committee”) sets and administers the policies that govern the compensation of executive officers and directors of Patterson-UTI. As part of its duties, the Committee determines the compensation of Patterson-UTI’s executive officers who are named in the Summary Compensation Table appearing elsewhere in this proxy statement (the “Named Executive Officers”) and grants all awards of restricted stock and stock options under Patterson-UTI’s long-term incentive plan.

The Committee currently consists of Messrs. Peak (chairman), Buckner and Huff, each of whom is an independent director as defined by the NASDAQ listing standards.

Compensation Objectives

The Committee’s objectives are to provide to the Named Executive Officers competitive compensation packages that will permit Patterson-UTI to attract and retain highly qualified individuals and to motivate and reward the Named Executive Officers for performance that benefits Patterson-UTI and its stockholders.

Role of Management and Compensation Consultant

All compensation decisions with respect to the Named Executive Officers of Patterson-UTI are made solely by the Committee. The Committee is permitted under its charter to delegate any of its powers to a subcommittee of the Committee. In performing its duties, the Committee considers input from senior management on individual performance and compensation matters.

In determining compensation for the Named Executive Officers for 2008, the Committee considered a variety of information, including (1) compensation for executive officers at similarly situated oilfield service companies, (2) historical and projected financial and operational results at Patterson-UTI, including margins achieved, rig utilization, net income and earnings before interest, taxes, depreciation and amortization (“EBITDA”) and return on equity and assets, (3) historical stock performance, (4) operational and strategic objectives of Patterson-UTI and (5) individual performance.

For 2008, the Committee engaged Towers Perrin, an independent compensation consultant, who reported directly to the Committee to evaluate and make recommendations to the Committee regarding Patterson-UTI’s executive compensation philosophy and practices. Towers Perrin reviewed the executive salaries, non-equity incentive compensation and long-term incentives for competitiveness with similarly situated oilfield service companies. Towers Perrin was provided a proposed representative peer group within the oilfield services industry based on various criteria and was provided information as to the responsibilities of the members of Patterson-UTI’s executive team in relationship to its peers. Towers Perrin also analyzed Patterson-UTI’s share utilization as compared to its peers for purposes of assessing dilution resulting from awards under Patterson-UTI’s incentive plans. Towers Perrin was asked to provide its advice as to Patterson-UTI’s incentive plans and the Committee’s proposed compensation of the Named Executive Officers and the reasonableness of that compensation.

For 2008, the Committee reviewed compensation data from the following peer group of companies: BJ Services Company, Cameron International Corporation, Diamond Offshore Drilling Inc., Ensco International Inc., FMC Technologies Inc., Helmerich & Payne Inc., Nabors Industries Ltd., National Oilwell Varco Inc., Noble Corp.,

Pride International, Inc., Rowan Companies Inc., Smith International Inc., Transocean Inc. and Weatherford International Ltd.

Elements of Compensation

Patterson-UTI’s compensation program for its Named Executive Officers includes three primary elements: (1) base salary, (2) non-equity incentive compensation in the form of cash bonuses and (3) long-term incentive opportunities in the form of restricted stock and stock options. Below is a summary of each element of compensation. The general intent of the base salary for the Named Executive Officers was for that compensation to be around the 50th percentile of the peer group and for incentive and equity based compensation to be above the 75th percentile. These objectives were established based on Patterson-UTI’s historical top tier performance on returns on assets and equity and long-term share value creation as compared to peers.

Base Salary

Historically, the Committee has emphasized performance-based compensation in the form of non-equity and equity incentive compensation and has minimized salary adjustments. From 2004 through 2006 there were no increases to the base salaries of the Named Executive Officers. In February 2007, the base salary of Mr. Berns was increased from $215,000 to $265,000. In October 2007, upon being named President and Chief Executive officer of Patterson-UTI, Mr. Wall’s base salary was increased from $450,000 to $600,000. In February 2008, the base salary of Mr. Vollmer was increased from $275,000 to $350,000.

The base salaries of Named Executive Officers are reviewed and determined annually by the Committee based on (i) subjective evaluations of the officer’s functional position and specific performance, (ii) assessment of the relative importance of each position at Patterson-UTI, (iii) a comparison to salary ranges for executives of other companies in the oilfield service industry with market, financial and operational characteristics similar to those of Patterson-UTI, (iv) Patterson-UTI’s financial results and position and (v) Patterson-UTI’s performance compared to similarly situated companies.

Non-Equity Incentive Compensation

The Named Executive Officers have historically received non-equity incentive compensation in the form of annual cash bonuses designed to put a meaningful portion of total compensation at risk. In 2008, non-equity incentive compensation for Messrs. Siegel, Wall, Vollmer and Berns was tied to a bonus pool based upon Patterson-UTI’s EBITDA. The bonus pool was allocated among the four officers pursuant to a pre-determined sharing percentage that reflected a team-based philosophy as well as the organizational structure of the top management team. The bonus pool and allocation are subject to modification by the Committee at its discretion. EBITDA has been chosen as the performance measure for the annual cash bonus because Patterson-UTI believes it is an important measure of current year financial performance. Non-equity incentive compensation for Mr. Moll during 2008 was determined at the discretion of the Committee based on the operating performance of the Company and the individual performance of Mr. Moll.

In 2008, the bonus pool for Messrs. Siegel, Wall, Vollmer and Berns, subject to a minimum threshold of $400 million of EBITDA, was approximately 0.611 of one percent of Patterson-UTI’s EBITDA. The allocation of the bonus pool as a percentage of 2008 EBITDA was as follows: 0.222 of one percent to Mr. Siegel, 0.167 of one percent to Mr. Wall and 0.111 of one percent to each of Messrs. Vollmer and Berns. While, the Committee did not establish a specific threshold bonus amount for each such officer; the Grants of Plan-Based Awards table presents a threshold bonus amount for each such officer based on an assumed EBITDA at the minimum EBITDA threshold of $400 million and the allocation formula. The maximum amount that can be awarded to an individual under any cash-based performance award granted under the 2005 Plan during a 12-month period is $5,000,000. In order to reach this maximum amount, EBITDA of $2.25 billion in the case of Mr. Siegel, $3.00 billion in the case of Mr. Wall and $4.50 billion in the case of Messrs. Vollmer and Berns would have been needed. The Committee did not establish a target bonus amount. The target bonus amount presented in the Grants of Plan-Based Awards table is calculated for the respective officer based on Patterson-UTI’s actual EBITDA for the fiscal year ended December 31, 2008 and the allocation formula applied to the bonus pool for distribution.

The aggregate bonus pool paid to Messrs. Siegel, Wall, Vollmer and Berns for 2008 was $5,013,720 based on Patterson-UTI’s 2008 EBITDA of $820,427,000. Based on the target allocation above, Mr. Siegel received $1,823,171; Mr. Wall received $1,367,378 and Messrs. Vollmer and Berns each received $911,586. Consistent with Patterson-UTI’s emphasis on performance-based compensation, non-equity incentive compensation for 2008 represented a significant portion of each Named Executive Officer’s total cash compensation from Patterson-UTI for the year.

The Committee has established a target bonus pool for 2009 for Messrs. Siegel, Wall, Vollmer and Berns, subject to a minimum EBITDA threshold of $200 million, of approximately 0.611 of one percent of Patterson-UTI’s EBITDA. The target allocation of the bonus pool as a percentage of 2009 EBITDA, is as follows: 0.222 of one percent to Mr. Siegel, 0.167 of one percent to Mr. Wall and 0.111 of one percent to each of Messrs. Vollmer and Berns.

Long-Term Incentive Compensation

Long-term incentive compensation for the Named Executive Officers consists of both awards of shares of restricted stock and options to purchase Common Stock, each of which vest over three or four years. Awards of such equity-based compensation reflect the Committee’s desire to provide the Named Executive Officers with additional incentives by increasing their proprietary interest in the success of Patterson-UTI. The Committee believes that there should be an emphasis on equity-based compensation in order to provide incentives and rewards that are closely aligned with stockholders. The Committee reviews equity-based compensation of the Named Executive Officers on an annual basis.

Patterson-UTI’s equity-based compensation has historically been given significant weight, along with non-equity incentive compensation, in the overall compensation package of the Named Executive Officers. The allocation of equity-based compensation among the Named Executive Officers is made by the Committee based on various factors, including the executive’s position and contribution to the overall goals and objectives of Patterson-UTI. The allocation and mix of equity-based compensation between restricted stock and stock options in 2008 followed this approach, with an emphasis on stock options over restricted stock for the four most highly compensated Named Executive Officers in order to ensure that the greatest awards would only be earned for increases in Patterson-UTI’s equity value.

The Committee’s practice has generally been to grant stock options and/or restricted stock to Named Executive Officers at a meeting following the conclusion of Patterson-UTI’s first quarter. Such meetings are typically held in conjunction with regular quarterly Board meetings that are held prior to Patterson-UTI’s public release of quarterly earnings information. Options are granted at an exercise price equal to the closing price of Patterson-UTI’s stock on the date of grant.

Retirement Plans

Patterson-UTI offers a 401(k) plan to its employees, including its Named Executive Officers. Participants may contribute a portion of their base salary to the 401(k) plan, subject to federal limits. Patterson-UTI makes matching contributions up to four percent of each participant’s eligible base salary. The Named Executive Officers of Patterson-UTI are eligible to participate in the 401(k) plan on the same basis as other employees. Patterson-UTI does not have any other retirement plan.

Perquisites and Personal Benefits

No Named Executive Officer received perquisites totaling more than $10,000. Accordingly, the perquisites do not meet the threshold which would require disclosure in the Summary Compensation Table below.

Share Ownership Guidelines

The Committee in 2004, with the approval of the Board, enacted share ownership guidelines applicable to all executive officers and directors of Patterson-UTI. Under these guidelines and subject to a four-year phase-in, each of Patterson-UTI’s Chairman, Chief Executive Officer and President was required to hold shares of Common Stock having a value equal to at least five times the officer’s base salary and each of Patterson-UTI’s other executive officers was required to hold shares of Common Stock having a value equal to at least three times the officer’s base salary. The Committee also enacted share ownership guidelines for directors. Under those guidelines, subject to a four-year phase-in, each director of Patterson-UTI was required to hold shares of Common Stock having a value equal to at least four times the annual base retainer provided to the director. Each of the Named Executive Officers and Directors was in compliance with these guidelines as of December 31, 2008.

In April 2009, in response to significant volatility in the market price of the Common Stock, the Nominating and Corporate Governance Committee modified the share ownership guidelines. The modified guidelines require the holding of a minimum number of shares of Common Stock rather than a specified dollar value of Common Stock. The modified guidelines require officers and directors to hold at all times, subject to a four year phase-in from the date first elected as an officer or director, at least the following number of shares of Common Stock:

•	Chairman	120,000 shares
•	President and Chief Executive Officer	90,000 shares
•	Senior Vice Presidents	60,000 shares
•	General Counsel	7,500 shares
•	Chief Accounting Officer	7,500 shares
•	Outside Directors	10,000 shares
•	Non-executive Inside Director	10,000 shares

Each of the Named Executive Officers and Directors is in compliance with the modified guidelines as of the date of this proxy statement.

Change in Control and Severance Agreements

Patterson-UTI has entered into change in control agreements with its Named Executive Officers as further described elsewhere in this proxy statement. The Committee believes that the change in control agreements help Patterson-UTI to attract and retain the Named Executive Officers by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. The Committee also believes the change in control agreements should prevent the Named Executive Officers from leaving employment out of concern for the security of their jobs or being unable to concentrate on their work.

Patterson-UTI has entered into written letter agreements with each of Messrs. Siegel, Berns and Vollmer pursuant to which Patterson-UTI has agreed to pay each such person within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Patterson-UTI has entered into a severance agreement with Mr. Wall that generally has a three-year term and provides for a lump-sum cash payment of $750,000 to be payable to Mr. Wall within ten days of the date of a qualifying termination of his employment with Patterson-UTI. A qualifying termination for Mr. Wall is defined in the severance agreement generally as a termination by Patterson-UTI for any reason other than cause or, if certain conditions are met, a termination by Mr. Wall due to a reduction in his annual base salary below a defined threshold amount. Any payment made by Patterson-UTI pursuant to these letter agreements or the severance agreement will reduce dollar for dollar any payment owed to such person, if any, pursuant to the change in control agreements discussed above.

Section 162(m) Considerations

In considering compensation decisions for the executive management of Patterson-UTI, the Committee routinely considers the potential effect of Section 162(m) of the Internal Revenue Code. Section 162(m) imposes a limitation on corporate tax deductions for non-performance based compensation to certain officers that exceeds $1 million that can be taken by a publicly held corporation for compensation paid to certain of its executive officers. The Committee believes that tax deduction limitations should not compromise Patterson-UTI’s ability to establish and maintain appropriate executive compensation programs and reserves the right to award non-deductible compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Kenneth R. Peak, Chairman
Charles O. Buckner
Curtis W. Huff

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2008 with respect to the Principal Executive Officer, the Principal Financial Officer and the other Named Executive Officers of Patterson-UTI:

Summary Compensation Table

						Non-equity
				Stock	Option	Incentive plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position(s)	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Douglas J. Wall	2008	$600,000	$—	$1,314,966	$554,820	$1,367,378	$9,200	$3,846,364
President & Chief Executive Officer	2007	$365,625	$1,075,000 (5)	$1,015,694	$135,444	$—	$—	$2,591,763
John E. Vollmer III	2008	$326,125	$—	$724,222	$987,847	$911,586	$9,200	$2,958,980
Senior Vice President —	2007	$275,000	$—	$549,034	$808,411	$1,022,050	$10,735	$2,665,230
Corporate Development, Chief Financial Officer & Treasurer	2006	$275,000	$—	$298,959	$759,341	$1,375,000	$6,641	$2,714,941
Mark S. Siegel	2008	$350,000	$—	$1,448,444	$1,975,694	$1,823,171	$—	$5,597,309
Chairman of the Board	2007	$350,000	$—	$1,098,069	$1,616,823	$2,044,100	$—	$5,108,992
	2006	$350,000	$—	$597,918	$1,398,886	$2,750,000	$—	$5,096,804
Kenneth N. Berns	2008	$265,000	$—	$724,222	$987,847	$911,586	$—	$2,888,655
Senior Vice President	2007	$258,055	$—	$549,034	$808,411	$1,022,050	$—	$2,637,550
	2006	$215,000	$—	$298,959	$699,443	$1,375,000	$—	$2,588,402
William L. Moll, Jr.	2008	$250,000	$50,000	$171,587	$—	$—	$—	$471,587
General Counsel and Secretary	2007	$222,538	$100,000	$251,261	$—	$—	$—	$573,799

(1)	Amounts set forth represent the dollar amount of compensation expense recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006 in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123R”) with respect to restricted stock held by the Named Executive Officer. For additional information related to the assumptions used and valuation of restricted stock, see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(2)	Amounts set forth represent the dollar amount of compensation expense recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006 in accordance with FAS 123R with respect to stock options held by the Named Executive Officer. For additional information related to the assumptions used in connection with the valuation of stock options using the Black-Scholes option pricing model see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(3)	Represents annual bonuses earned for the fiscal years ended December 31, 2008, 2007 and 2006. The bonus plan in each of those fiscal years provided for a bonus pool based on EBITDA, subject to a minimum EBITDA of $400 million. The bonus pool was allocated among the participants based on a pre-determined sharing percentage. At the direction of the Compensation Committee, the total amount paid out pursuant to the executive bonus pool was $5.01 million for 2008, $6.13 million for 2007 and $8.25 million for 2006.

(4)	Amounts set forth reflect contributions to a 401(k) plan by Patterson-UTI on behalf of the Named Executive Officer.

(5)	Amount includes a signing bonus of $275,000 paid to Mr. Wall following the commencement of his employment with Patterson-UTI and an annual bonus for the fiscal year ended December 31, 2007 of $800,000, which was paid pursuant to the terms of the offer letter provided to Mr. Wall prior to his employment with Patterson-UTI.

The following table sets forth information concerning grants of plan-based awards during the fiscal year ended December 31, 2008 to the Named Executive Officers:

Grants of Plan-Based Awards

						All Other
					All other	Option Awards:
					Stock Awards:	Number of	Exercise or	Grant Date
		Estimated Possible Payouts under			Number of	Securities	Base Price	Fair Value of
		Non-equity Incentive Plan Awards(1)			Shares of	Underlying	of Option	Stock and
	Grant	Threshold	Target	Maximum	Stock or Units	Options	Awards	Option Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	($)(4)

Douglas J. Wall	2/11/08	$666,667	$1,367,378	$5,000,000	—	—	—	—
	4/25/08	—	—	—	71,250	—	—	$2,088,338
	4/25/08	—	—	—	—	178,500	$29.31	$1,458,584
John E. Vollmer III	2/11/08	$444,444	$911,586	$5,000,000	—	—	—	—
	4/25/08	—	—	—	47,500	—	—	$1,392,225
	4/25/08	—	—	—	—	119,000	$29.31	$972,389
Mark S. Siegel	2/11/08	$888,889	$1,823,171	$5,000,000	—	—	—	—
	4/25/08	—	—	—	95,000	—	—	$2,784,450
	4/25/08	—	—	—	—	238,000	$29.31	$1,944,779
Kenneth N. Berns	2/11/08	$444,444	$911,586	$5,000,000	—	—	—	—
	4/25/08	—	—	—	47,500	—	—	$1,392,225
	4/25/08	—	—	—	—	119,000	$29.31	$972,389
William L. Moll, Jr.	6/4/08	—	—	—	4,000	—	—	$126,400

(1)	For the fiscal year ended December 31, 2008, the bonus plan for Messrs. Wall, Vollmer, Siegel and Berns provided for a bonus pool based on EBITDA, subject to a minimum EBITDA of $400 million. The bonus pool was allocated among Messrs. Wall, Vollmer, Siegel and Berns based on a pre-determined sharing percentage. The threshold amount presented in this table is calculated for the respective officer based on an assumed EBITDA of $400 million and the allocation formula applied to the bonus pool for distribution due to the fact that the bonus plan provides for no payment if the minimum EBITDA of $400 million is not satisfied. The target amount is calculated based on Patterson-UTI’s actual EBITDA for the fiscal year ended December 31, 2008 and the allocation formula applied to the bonus pool for distribution. The cash bonuses awarded from the bonus pool were awarded under the 2005 Plan, which has been designed to meet the requirements of Section 162(m) of the Code. Although the bonus pool for Messrs. Wall, Vollmer, Siegel and Berns did not have an EBITDA cap, the maximum amount that could be awarded to an individual under any cash-based performance award granted under the 2005 Plan during a 12-month period is $5,000,000.

(2)	Shares of restricted stock were awarded pursuant to the 2005 Plan. Ordinary dividends are paid on unvested shares of restricted stock. The rate at which these dividends are paid is the same rate at which ordinary dividends are paid on all other shares of common stock of Patterson-UTI. The right to receive these dividends has been included in the grant date fair value of stock awards presented in the table. The shares awarded to Messrs. Wall, Vollmer, Siegel and Berns vest over a three year period as follows: one-third on April 25, 2009, and the remaining two-thirds in equal monthly installments over the twenty-four months following April 25, 2009. The shares awarded to Mr. Moll vest over a three year period as follows: one-third on June 9, 2009, one-third on June 9, 2010 and one-third on June 9, 2011.

(3)	Options were granted pursuant to the 2005 Plan. Those options vest over a three year period as follows: one-third on April 25, 2009, and the remaining two-thirds in equal monthly installments over the twenty-four months following April 25, 2009.

(4)	The grant date fair value of restricted stock is based on the closing price of Patterson-UTI Common Stock on the date of grant, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FAS 123R. The grant date fair value of stock options was determined using the Black-Scholes option pricing model, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FAS 123R, with assumptions that are more fully described in Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The following table sets forth information concerning outstanding equity awards at December 31, 2008 for the Named Executive Officers:

Outstanding Equity Awards
at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities			Option		Number of Shares		Market Value of
	Underlying Unexercised			Exercise	Option	or Units of Stock		Shares or Units of
	Options (#)			Price	Expiration	That Have		Stock That Have
Name	Exercisable	Unexercisable		($)	Date	Not Vested (#)		Not Vested ($)(1)

Douglas J. Wall	41,667	33,333	(2)	$22.720	4/08/17	137,917	(3)	$1,587,425
	9,723	15,277	(4)	$22.990	9/30/17
	—	178,500	(5)	$29.310	4/24/18
John E. Vollmer III	210,000	—		$13.195	7/17/12	81,115	(6)	$933,634
	190,000	—		$16.220	4/29/13
	60,000	—		$19.140	4/27/14
	75,000	—		$24.630	4/26/15
	97,222	27,778	(7)	$28.160	7/31/16
	83,333	66,667	(8)	$24.170	4/22/17
	—	119,000	(5)	$29.310	4/24/18
Mark S. Siegel	380,000	—		$16.220	4/29/13	162,230	(9)	$1,867,267
	120,000	—		$19.140	4/27/14
	150,000	—		$24.630	4/26/15
	194,444	55,556	(7)	$28.160	7/31/16
	166,666	133,334	(8)	$24.170	4/22/17
	—	238,000	(5)	$29.310	4/24/18
Kenneth N. Berns	190,000	—		$16.220	4/29/13	81,115	(6)	$933,634
	60,000	—		$19.140	4/27/14
	75,000	—		$24.630	4/26/15
	97,222	27,778	(7)	$28.160	7/31/16
	83,333	66,667	(8)	$24.170	4/22/17
	—	119,000	(5)	$29.310	4/24/18
William L. Moll, Jr.	—	—		$—	—	17,334	(10)	$199,514

(1)	Based on the closing price of Patterson-UTI Common Stock on December 31, 2008 of $11.51 per share.

(2)	These options vest in equal monthly installments from January 9, 2009 through April 9, 2010.

(3)	These shares of restricted stock vest as follows: 33,333 shares on April 9, 2009, 23,750 shares on April 25, 2009, 33,334 shares on April 9, 2010 and 47,500 shares that vest in equal monthly installments from May 25, 2009 through April 25, 2011.

(4)	These options vest in equal monthly installments from January 1, 2009 through October 1, 2010.

(5)	These options vest as follows: one-third on April 25, 2009, and the remainder in equal monthly installments over the twenty-four months following April 25, 2009.

(6)	These shares of restricted stock vest as follows: 11,115 shares in equal monthly installments from January 23, 2009 through April 23, 2010; 15,833 shares on April 25, 2009; 7,500 shares on April 27, 2009; 31,667 shares in equal monthly installments from May 25, 2009 through April 25, 2011; 7,500 shares on August 1, 2009; 7,500 shares on August 1, 2010.

(7)	These options vest in equal monthly installments from January 1, 2009 through August 1, 2009.

(8)	These options vest in equal monthly installments from January 23, 2009 through April 23, 2010.

(9)	These shares of restricted stock vest as follows: 22,230 shares in equal monthly installments from January 23, 2009 through April 23, 2010; 31,666 shares on April 25, 2009; 15,000 shares on April 27, 2009; 63,334 shares in equal monthly installments from May 25, 2009 through April 25, 2011; 15,000 shares on August 1, 2009; 15,000 shares on August 1, 2010.

(10)	These shares of restricted stock vest as follows: 6,666 shares on February 12, 2009; 1,333 shares on June 9, 2009; 6,668 shares on February 12, 2010; 1,333 shares on June 9, 2010; 1,334 shares on June 9, 2011.

The following table sets forth information concerning option exercises and stock awards vested during the fiscal year ended December 31, 2008 for the Named Executive Officers:

Option Exercises
and Stock Vested

	Option Awards				Stock Awards
	Number of				Number of
	Shares Acquired		Value Realized		Shares Acquired	Value Realized
Name	on Exercise (#)		on Exercise ($)		on Vesting (#)	on Vesting ($)(1)

Douglas J. Wall	—		$—		33,333	$904,658
John E. Vollmer III	300,000	(2)	$6,267,640	(3)	33,885	$957,242
Mark S. Siegel	275,900	(4)	$5,342,421	(5)	67,770	$1,914,484
Kenneth N. Berns	133,600	(6)	$2,596,276	(7)	33,885	$957,242
William L. Moll, Jr.	—		$—		6,666	$147,252

(1)	Value realized on vesting is based on the closing price of Patterson-UTI Common Stock on the day immediately prior to the date at which the respective shares vested.

(2)	Options were exercised on May 13, 2008. Includes 190,000 options with an exercise price of $13.195 per share and 110,000 options with an exercise price of $8.06 per share.

(3)	Value is based on the price at which shares received on exercise were sold. The weighted average sales price was $32.20 per share.

(4)	Options were exercised on May 6, 2008. Includes 175,900 options with an exercise price of $13.195 per share and 100,000 options with an exercise price of $7.925 per share.

(5)	Value is based on the price at which shares received on exercise were sold. The weighted average sales price was $30.65 per share.

(6)	Options were exercised on May 6, 2008. Includes 83,600 options with an exercise price of $13.195 per share and 50,000 options with an exercise price of $7.925 per share.

(7)	Value is based on the price at which shares received on exercise were sold. The weighted average sales price was $30.66 per share.

Patterson-UTI provides no pension benefits for any of the Named Executive Officers. None of the Named Executive Officers had any items of nonqualified deferred compensation during 2008. As a result, tables with respect to pension benefits and nonqualified deferred compensation have not been provided.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2008 with respect to the directors of Patterson-UTI who are not executive officers:

Director Compensation Table

	Fees Earned or Paid					All Other
	in Cash	Stock Awards		Option Awards		Compensation		Total
Name	($)	($)(1)		($)(2)		($)		($)

Charles O. Buckner	$55,000	$69,186	(3)	$62,258	(3)	$—		$186,444
Curtis W. Huff	$60,000	$58,921	(4)	$51,603	(5)	$—		$170,524
Terry H. Hunt	$45,000	$58,921	(4)	$51,603	(5)	$—		$155,524
Kenneth R. Peak	$50,000	$58,921	(4)	$51,603	(5)	$—		$160,524
Cloyce A. Talbott	$—	$810,054	(6)	$1,531,592	(7)	$250,000	(8)	$2,591,646

(1)	Amounts set forth represent the dollar amount of expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123R with respect to restricted stock held by the director. For additional information related to the assumptions used and valuation of restricted stock, see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(2)	Amounts set forth represent the dollar amount of expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123R with respect to stock options held by the director. For additional information related to the assumptions used in connection with the valuation of stock options using the Black-Scholes option pricing model, see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report for the fiscal year ended December 31, 2008.

(3)	Mr. Buckner received an award of 3,000 shares of restricted stock and options to purchase 10,000 shares of Common Stock on February 28, 2007 upon his joining the Board of Directors. The stock award and options fully vested on February 28, 2008. The grant date fair value of the stock award was $22.29 per share. The grant date fair value of the options was $6.94 per share. Mr. Buckner received an additional award of 3,000 shares of restricted stock and options to purchase 10,000 shares of Common Stock on January 1, 2008. This award of restricted stock and options fully vested on January 1, 2009. The grant date fair value of the stock award was $19.52 per share. The grant date fair value of the options was $5.10 per share. For the fiscal year ended December 31, 2008, $10,626 was recognized as expense associated with the February 28, 2007 stock award and $58,560 was recognized as expense associated with the January 1, 2008 stock award. For the fiscal year ended December 31, 2008, $11,220 was recognized as expense associated with the February 28, 2007 stock options and $51,038 was recognized as expense associated with the January 1, 2008 options. As of December 31, 2008, Mr. Buckner held options to purchase a total of 20,000 shares of Common Stock, of which options to purchase 10,000 shares were unvested. As of December 31, 2008, Mr. Buckner held 3,000 shares of unvested restricted stock.

(4)	Messrs. Huff, Hunt and Peak each received an award of 3,000 shares of restricted stock on January 3, 2007 with a market value of $21.95 per share which fully vested on January 3, 2008, and each received an award of 3,000 shares of restricted stock on January 1, 2008 with a market value of $19.52 per share which fully vested on January 1, 2009. The amount presented includes $58,560 related to the January 1, 2008 grant and includes $361 related to the January 3, 2007 grant. As of December 31, 2008, Messrs. Huff, Hunt and Peak each held 3,000 unvested shares of restricted stock.

(5)	Messrs. Huff, Hunt and Peak each received options to purchase 10,000 shares of stock on January 3, 2007 with a market value of $6.87 per share which fully vested on January 3, 2008, and each received options to purchase 10,000 shares of stock on January 1, 2008 with a market value of $5.10 per share, which fully vested on January 1, 2009. The amount presented includes $51,038 related to the January 1, 2008 options and includes $565 related to the January 3, 2007 options. As of December 31, 2008, Messrs. Huff and Hunt each held options to purchase a total of 50,000 shares of Common Stock, of which options to purchase 10,000 shares were unvested. As of December 31, 2008, Mr. Peak held options to purchase a total of 30,000 shares of Common Stock, of which options to purchase 10,000 shares were unvested.

(6)	Mr. Talbott was formerly the Chief Executive Officer of Patterson-UTI. In this role, he was awarded 50,000 shares of restricted stock on April 28, 2004 with a market value of $19.14 per share, 30,000 shares of restricted stock on April 27, 2005 with a market value of $24.63 per share, 30,000 shares of restricted stock on August 1, 2006 with a market value of $28.16 per share and 50,000 shares of restricted stock on April 23, 2007 with a market value of $24.17 per share. During 2008, a total of 67,770 shares of Mr. Talbott’s restricted stock vested consisting of 25,000 shares from the April 28, 2004 grant, 15,000 shares from the April 27, 2005 grant and 27,770 shares from the April 23, 2007 grant. The expense amount presented in the table includes $38,345 related to the April 28, 2004 grant, $131,750 related to the April 27, 2005 grant, $247,061 related to the August 1, 2006 grant and $392,898 related to the April 23, 2007 grant. As of December 31, 2008, Mr. Talbott held 67,230 shares of unvested restricted stock.

(7)	In Mr. Talbott’s former role as the Chief Executive Officer of Patterson-UTI, he was awarded options to purchase 150,000 shares of stock on April 27, 2005 with a market value of $6.33 per share, options to purchase 250,000 shares of stock on August 1, 2006 with a market value of $8.58 per share and options to purchase 300,000 shares of stock on April 23, 2007 with a market value of $7.15 per share. During 2008, options to purchase a total of 266,666 shares vested consisting of 16,667 shares from the April 27, 2005 option, 83,333 shares from the August 1, 2006 option and 166,666 shares from the April 23, 2007 option. The expense amount presented in the table includes $101,466 related to the April 27, 2005 option, $714,904 related to the August 1, 2006 option and $715,222 related to the April 23, 2007 option. As of December 31, 2008, Mr. Talbott held options to purchase a total of 1,200,000 shares of Common Stock, of which options to purchase 188,890 shares were unvested.

(8)	Mr. Talbott retired from his position as President and Chief Executive Officer of Patterson-UTI on September 30, 2007. Patterson-UTI entered into an employment agreement with Mr. Talbott effective October 1, 2007 which provided for the employment of Mr. Talbott on a part-time basis for a period of five years. Mr. Talbott’s salary during the term of this employment agreement is $250,000 per year.

Directors who are also employees of Patterson-UTI do not receive compensation for serving as a director or as a member of a committee of the Board of Directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving as a member of the Board of Directors. Each non-employee director receives annual cash compensation of $35,000 and (i) 3,000 shares of restricted stock subject to one-year vesting (subject to acceleration in certain limited situations, including a change of control) and (ii) an option to purchase 10,000 shares of Common Stock at an exercise price equal to the closing price of Common Stock on the grant date. The option has a 10-year term, vests after one-year (subject to acceleration in certain limited situations, including a change of control) and contains a right to exercise for three years following cessation of the holder as a director (but not beyond the 10-year term). Each non-employee director that serves on the Audit Committee or the Compensation Committee receives additional annual cash compensation of $10,000 per committee on which he serves, with the chairman of each such committee receiving $15,000.

CHANGE IN CONTROL ARRANGEMENTS; EMPLOYMENT CONTRACTS;
INDEMNIFICATION AGREEMENTS; CERTAIN PAYMENTS

Patterson-UTI has entered into change in control agreements with Messrs. Siegel, Wall, Berns, Vollmer and Moll (each agreement, an “Agreement” and collectively, the “Agreements”; and each individual, an “Employee and collectively, the “Employees”). The Agreements were entered into to protect the Employees should a change in control occur, thereby encouraging the Employee to remain in the employ of Patterson-UTI and not be distracted from the performance of his duties to Patterson-UTI by the possibility of a change in control.

In the event of a change in control of Patterson-UTI in which an Employee’s employment is terminated by Patterson-UTI other than for cause or by the Employee for good reason, the terms of the Agreements would entitle the Employee to, among other things:

•	a bonus payment equal to the highest bonus paid after the Agreement was entered into (such bonus payment prorated for the portion of the fiscal year preceding the termination date),

•	a payment equal to 2.5 times (in the case of Messrs. Siegel and Wall), 2.0 times (in the case of Messrs. Berns and Vollmer) or 1.5 times (in the case of Mr. Moll) of the sum of (i) the highest annual salary in effect for such Employee during the term of the Agreement and (ii) the average of the three annual bonuses earned by the Employee for the three fiscal years preceding the termination date (or a benchmark bonus in the case of Messrs. Wall and Moll), and

•	continued coverage under Patterson-UTI’s welfare plans for up to three years (in the case of Messrs. Siegel and Wall) or two years (in the case of Messrs. Berns, Vollmer and Moll).

Each Agreement provides the Employee with a full gross-up payment for any excise taxes imposed on payments and benefits received under the Agreements or otherwise, including other taxes that may be imposed as a result of the gross-up payment.

A “change in control” is principally defined by the Agreement as:

•	an acquisition by any individual, entity or group of beneficial ownership of 35% or more of either Patterson-UTI’s then outstanding Common Stock or the combined voting power of the then outstanding voting securities of Patterson-UTI entitled to vote in the election of directors,

•	a change occurs in which the members of the Board of Directors as of the date of the Agreement cease to constitute at least a majority of Patterson-UTI’s Board of Directors unless that change occurs through a vote of at least a majority of the incumbent members of the Board of Directors, or

•	a change in the beneficial ownership of Patterson-UTI following consummation of a reorganization, merger, consolidation, sale of Patterson-UTI or any subsidiary of Patterson-UTI or a disposition of all or substantially all of the assets of Patterson-UTI, in which the beneficial owners immediately prior to the transaction own 65% or less of outstanding Common Stock of the newly combined or merged entity.

The Agreements terminate on the first to occur of:

•	the Employee’s death, disability or retirement,

•	the termination of the Employee’s employment, or

•	January 29, 2010 although, unless otherwise terminated, the Agreements automatically renew for successive twelve-month periods until Patterson-UTI notifies the Employee at least 90 days before the expiration of the initial term or the renewal period, as applicable, that the term will not be extended. Patterson-UTI has not provided any such notification to the Employees.

All unvested stock options and restricted stock awards held by Named Executive Officers vest upon a change of control as defined by the underlying award agreements. All restricted stock awards held by Named Executive Officers contain provisions that in the event of termination due to death or disability, the Named Executive Officer would vest in a portion of the unvested restricted stock.

Patterson-UTI has entered into written letter agreements with each of Messrs. Siegel, Berns and Vollmer pursuant to which Patterson-UTI has agreed to pay each such person within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Patterson-UTI has entered into a severance agreement with Mr. Wall that generally has a three-year term and provides for a lump-sum cash payment of $750,000 to be payable to Mr. Wall within ten days of the date of a qualifying termination of his employment with Patterson-UTI. A qualifying termination for Mr. Wall is defined in the severance agreement generally as a termination by Patterson-UTI for any reason other than cause or, if certain conditions are met, a termination by Mr. Wall due to a reduction in his annual base salary below a defined threshold amount. Any payment made by Patterson-UTI pursuant to these letter agreements or the severance agreement will reduce dollar for dollar any payment owed to such person, if any, pursuant to the change in control agreements discussed above.

Amounts that each of the Named Executive Officers would be entitled to under the existing Agreements if a change in control had occurred as of December 31, 2008 and the employee’s employment was terminated by Patterson-UTI other than for cause or by the employee for good reason (as defined in the Agreements) are reflected in the following table:

	Cash Payments		Other Benefits
	Bonus	Salary and	Option	Stock	Continued
	Payment	Bonus	Awards	Awards	Benefits	Total
Name	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)

Douglas J. Wall	$800,000	$3,500,000	$—	$1,587,425	$9,126	$5,896,551
John E. Vollmer III	$1,375,000	$3,131,367	$—	$933,634	$6,075	$5,446,076
Mark S. Siegel	$2,750,000	$6,245,083	$—	$1,867,267	$—	$10,862,350
Kenneth N. Berns	$1,375,000	$2,728,033	$—	$933,634	$—	$5,036,667
William L. Moll, Jr.	$100,000	$525,000	$—	$199,514	$15,350	$839,864

(1)	The assumed bonus payment is equal to the highest annual bonus paid from the time the Agreements were entered into through December 31, 2008.

(2)	The assumed salary and bonus payment represents 2.5 times (in the case of Messrs. Siegel and Wall), 2.0 times (in the case of Messrs. Berns and Vollmer) or 1.5 times (in the case of Mr. Moll) of the sum of the 2008 salary in effect for each employee and the average of the annual bonuses earned by each employee for 2007, 2006 and 2005 (or a benchmark bonus in the case of Messrs. Wall and Moll). Bonus amounts earned in 2008 were not considered in this calculation as they were not determined until after December 31, 2008.

(3)	Each of the Named Executive Officers’ option and stock award agreements provide that unvested options and awards will immediately vest upon a change in control. Amounts presented in the table represent the value of unvested option and stock awards using the market price of Patterson-UTI Common Stock at December 31, 2008. All unvested options held by the Named Executive Officers as of December 31, 2008 had exercise prices that were greater than the market price of Patterson-UTI Common Stock at December 31, 2008.

(4)	Messrs. Wall, Vollmer and Moll participated in Patterson-UTI’s health and welfare plans as of December 31, 2008. The amounts presented represent Patterson-UTI’s portion of the premiums for three years in the case of Mr. Wall and two years in the case of Messrs. Vollmer and Moll based on the rates in effect at December 31, 2008.

All restricted stock awards held by Named Executive Officers provide that in the event of termination of employment due to death or disability, the Named Executive Officer would vest in a portion of the unvested restricted stock. With respect to Mr. Siegel, such a termination at December 31, 2008 would have resulted in the accelerated vesting of 60,462 shares with a fair value of $695,918. With respect to Messrs. Vollmer and Berns, such a termination at December 31, 2008 would have resulted in the accelerated vesting of 30,229 shares with a fair value of $347,936. With respect to Mr. Wall, such a termination would have resulted in the accelerated vesting of 40,583 shares with a fair value of $467,110. With respect to Mr. Moll, such a termination would have resulted in the accelerated vesting of 6,654 shares with a fair value of $76,588.

Patterson-UTI has entered into an indemnification agreement with each of its Named Executive Officers and directors containing provisions that may require Patterson-UTI, among other things, to indemnify such executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (subject to certain exceptions) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

CERTAIN TRANSACTIONS

In connection with the acquisition by REMY Capital Partners III, L.P. (“REMY Capital”) of an ownership interest in UTI in March 1995, REMY Capital succeeded to a registration rights agreement with UTI. As the successor-in-interest to UTI, Patterson-UTI assumed this registration rights agreement pursuant to which REMY Capital has the right to require Patterson-UTI to use its reasonable efforts to register shares held by REMY Capital under the Securities Act of 1933, as amended. In the event that such rights are exercised in connection with a primary offering proposed by Patterson-UTI (or a secondary offering with which Patterson-UTI agrees to participate), REMY Capital would bear its pro rata share of the costs of the offering, other than legal, accounting and printing costs, all of which Patterson-UTI would bear. In the event that REMY Capital elects to exercise such rights other than in connection with an offering in which Patterson-UTI participates, REMY Capital would bear all costs of the offering. These rights continue so long as REMY Capital continues to own the Common Stock that it acquired in March 1995. As of the date of this proxy statement, REMY Capital continues to hold 1,000,000 shares of Common Stock.

Mr. Siegel, Chairman of the Board of Patterson-UTI, is President and sole stockholder of REMY Investors, which is the general partner of REMY Capital. Mr. Berns, a director and Senior Vice President of Patterson-UTI, is an executive of REMY Investors.

In connection with Mr. Vollmer’s appointment as Chief Financial Officer, Patterson-UTI delivered a letter to Mr. Vollmer dated February 6, 2006 (the “Letter Agreement”). Pursuant to the Letter Agreement, Patterson-UTI agreed, to the extent permitted by law and provided that the applicable accounting restatement pending at that time did not result from Patterson-UTI’s material non-compliance with financial reporting requirements under the federal securities laws as a result of knowing misconduct by Mr. Vollmer:

•	Patterson-UTI is not entitled to and will not make any claim against Mr. Vollmer for reimbursement of any bonus or other incentive or equity based compensation received by him or any profits realized by him from the sale of securities of Patterson- UTI, under Section 304 of the Sarbanes-Oxley Act of 2002 (“Section 304”) on account of the restatement of any financial statements of Patterson-UTI covering any accounting period ending on or prior to September 30, 2005;

•	Patterson-UTI will not make any claim against Mr. Vollmer for any profits realized from the sale of securities of Patterson-UTI that were owned by him prior to his becoming Chief Financial Officer or were acquired by him on account of the exercise of options or the settling of restricted stock units that were held by him immediately prior to his becoming Chief Financial Officer, under Section 304 on account of the restatement of any financial statements of Patterson-UTI covering any period during which he was Chief Financial Officer; and

•	Patterson-UTI will indemnify Mr. Vollmer against all losses in connection with his defense of any claim against him under Section 304 in contravention of the two immediately preceding bullets, to the extent he is obligated to reimburse Patterson-UTI for any bonus or other incentive or equity compensation received by him or any profits realized by him for the sale of Patterson-UTI securities.

Notwithstanding court decisions that Patterson-UTI’s right to make any such claims appears doubtful, Patterson-UTI has entered into this agreement because of the breadth of language of Section 304 and the uncertainty as to how the statute may be interpreted by the courts in the future and the importance at the time of Mr. Vollmer’s continued service as Chief Financial Officer.

Patterson-UTI has a written policy with respect to related person transactions. In accordance with this policy, related person transactions are reviewed by the Lead Director or the chair of the Audit Committee, each of whom has full delegated authority to approve, disapprove, ratify, amend, terminate or rescind any such transaction, or direct that such transaction be submitted to the Audit Committee or the full Board of Directors for consideration. In approving or disapproving related person transactions, the relevant facts and circumstances of the related person transaction are considered, including whether such transaction is in, or not inconsistent with, the best interest of Patterson-UTI and whether, in appropriate cases, such transaction is on commercial terms at least as favorable to Patterson-UTI as would otherwise be available to or from an unrelated third party or to Patterson-UTI’s employees generally. Related person transactions generally include transactions in an amount that exceeds $50,000 between Patterson-UTI or any of its subsidiaries and an executive officer, a director (or nominee to become director), an immediate family member of any of the foregoing or any entity in which any of the foregoing has a 10% or greater beneficial ownership interest or in which they are an executive officer, general partner, principal or engaged in a similar position. Certain related person transactions have been pre-approved under the terms of the policy, including, subject to certain exceptions and limitations, the sale to or purchase from Patterson-UTI of goods and services by entities related to directors in the ordinary course of business that are immaterial to Patterson-UTI and with respect to which the director has no direct economic interest or decision making authority.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 16, 2009, the stock ownership of (i) the Named Executive Officers, directors and Board nominees, individually, (ii) all directors, Board nominees and executive officers as a group and (iii) each person known by Patterson-UTI to be the beneficial owner of more than 5% of Common Stock.

	Amount and
	Nature of
Name of	Beneficial		Percent
Beneficial Owner	Ownership		of Class

Beneficial Owners of more than 5% of Patterson-UTI’s Common Stock:
First Pacific Advisors, LLC	11,261,076	(1)	7.4%
FMR LLC	9,931,445	(2)	6.5%
Barclays Global Investors, NA	9,363,768	(3)	6.1%
Directors and Executive Officers:
Mark S. Siegel	2,447,388	(4)	1.6%
Douglas J. Wall	292,306	(5)	*
John E. Vollmer III	920,695	(6)	*
Kenneth N. Berns	718,695	(7)	*
William L. Moll, Jr.	21,823	(8)	*
Charles O. Buckner	29,000	(9)	*
Curtis W. Huff	92,880	(10)	*
Terry H. Hunt	70,800	(11)	*
Kenneth R. Peak	47,000	(12)	*
Cloyce A. Talbott	1,443,920	(13)	*
All directors and executive officers as a group (11 persons)	6,102,389	(14)	3.9%

*	indicates less than 1.0%

(1)	Based solely on a Schedule 13G jointly filed by First Pacific Advisors, LLC (“First Pacific”), Robert L. Rodriguez and J. Richard Atwood with the SEC on February 11, 2009. According to the report, First Pacific, in its capacity as investment advisor to various of its clients, has shared voting power with respect to 4,996,900 shares and shared dispositive power with respect to 11,261,076 shares. Robert L. Rodriguez has shared voting power with respect to 4,996,900 shares and shared dispositive power with respect to 11,261,076 shares. J. Richard Atwood has shared voting power with respect to 4,996,900 shares and shared dispositive power with respect to 11,261,076 shares. Robert L. Rodriguez and J. Richard Atwood are each part owners and managing members of First Pacific and are deemed to beneficially own 11,261,076 shares of Patterson-UTI owned by First Pacific’s clients. Robert L. Rodriguez and J. Richard Atwood disclaim beneficial ownership of the securities owned by First Pacific’s clients. The address of the principal business office of First Pacific and of Robert L. Rodriguez and J. Richard Atwood is 11400 West Olympic Blvd., Suite 1200, Los Angeles, CA 90064.

(2)	Based solely on a Schedule 13G/A filed March 10, 2009, jointly on behalf of FMR LLC (“FMR”), Edward C. Johnson 3d, and Fidelity Management & Research Company, a wholly-owned subsidiary of FMR (“Fidelity”). According to the report, the shares are beneficially owned as follows: Fidelity — 9,727,440 shares; Pyramis Global Advisors LLC, an indirect wholly-owned subsidiary of FMR (“PGALLC”) — 50,600 shares; Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR (“PGATC”) — 152,700 shares; FIL Limited (“FIL”) — 705 shares. FMR and FIL are of the view that the shares held by the other entity need not be aggregated for purposes of Section 13(d) under the Securities Exchange Act of 1934, but FMR filed the report on a voluntary basis as if all of the shares are beneficially owned by FMR and FIL on a joint basis. The Fidelity Funds’ Board of Trustees has sole voting power over the shares that are beneficially owned by Fidelity, and Edward C. Johnson 3d and FMR, through control of Fidelity and the Fidelity Funds, each has sole dispositive power over the 9,727,440 shares owned by the Fidelity Funds. Edward C. Johnson 3d and FMR, through control of PGALLC, PGATC, and FMR LLC subsidiaries, each has sole dispositive power and sole power to vote or direct the voting of the shares beneficially owned by PGALLC and PGATC. FIL and various foreign-based subsidiaries of FMR provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, or trusts for their benefit, own shares of voting stock of FIL with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR and FIL are separate and independent corporate entities and their Boards of Directors are generally composed of different individuals. The address of FMR, Edward C. Johnson 3d and Fidelity is 82 Devonshire Street, Boston, MA 02109. The address of PGALLC and PGATC is 53 State Street, Boston, MA 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(3)	Based solely on a Schedule 13G filed jointly by Barclays Global Investors, NA (“Barclays Investors”), Barclays Global Fund Advisors (“Barclays Advisors”), Barclays Global Investors, Ltd. (“Barclays Ltd.”), Barclays Global Investors Japan Limited (“Barclays Japan”), Barclays Global Investors Canada Limited (“Barclays Canada”) and Barclays Global Investors Australia Limited (“Barclays Australia”) with the SEC on February 5, 2009. According to the report, Barclays Investors has sole voting power with respect to 3,306,441 shares and sole dispositive power with respect to 3,897,757 shares. Barclays Advisors has sole voting power with respect to 3,750,730 shares and sole dispositive power with respect to 4,623,764 shares. Barclays Ltd. has sole voting power with respect to 416,698 shares and sole dispositive power with respect to 563,976 shares. Barclays Japan has sole voting and dispositive power with respect to 252,771 shares. Barclays Canada has sole voting and dispositive power with respect to 4,887 shares. Barclays Australia has sole voting and dispositive power with respect to 20,613 shares. The address of the principal business office of Barclays Investors and Barclays Advisors is 400 Howard Street, San Francisco, California 94105. The address of the principal business office of Barclays Ltd. is Murray House, 1 Royal Mint Court, London EC3N 4HH. The address of the principal business office of Barclays Japan is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, Japan 150-0012. The address of the principal business office of Barclays Canada is Brookfield Place 161 Bay Street, Suite 2500, Toronto, Canada Ontario M5J 2S1. The address of the principal business office of Barclays Australia is Level 43, Grosvenor Place, 225 George Street, Sydney, Australia NSW 1220.

(4)	Mr. Siegel is the President and sole stockholder of REMY Investors, which is the general partner of REMY Capital Partners III, L.P. (“REMY Capital”). The Common Stock beneficially owned by Mr. Siegel includes 1,000,000 shares of Common Stock owned by REMY Capital. The Common Stock beneficially owned by Mr. Siegel also includes stock options held by Mr. Siegel, which are presently exercisable or become exercisable within sixty days, to purchase 1,180,388 shares of Common Stock, but does not include 257,612 shares underlying stock options held by Mr. Siegel that are not presently exercisable and will not become exercisable within sixty days. Includes 158,066 shares of unvested restricted Common Stock held by Mr. Siegel, over which he presently has voting power.

(5)	Includes shares underlying stock options held by Mr. Wall, which are presently exercisable or become exercisable within sixty days, to purchase 132,514 shares of Common Stock, but does not include 145,986 shares underlying stock options held by Mr. Wall that are not presently exercisable and will not become exercisable within sixty days. Includes 104,584 shares of unvested restricted Common Stock held by Mr. Wall, over which he presently has voting power.

(6)	Includes shares underlying stock options held by Mr. Vollmer, which are presently exercisable or become exercisable within sixty days, to purchase 800,195 shares. Does not include 128,805 shares underlying stock options held by Mr. Vollmer that are not presently exercisable and will not become exercisable within sixty days. Includes 79,033 shares of unvested restricted Common Stock held by Mr. Vollmer, over which he presently has voting power.

(7)	Includes shares underlying stock options held by Mr. Berns, which are presently exercisable or become exercisable within sixty days, to purchase 590,195 shares. Does not include 128,805 shares underlying stock options that are not presently exercisable and will not become exercisable within sixty days. Includes 79,033 shares of unvested restricted Common Stock held by Mr. Berns, over which he presently has voting power. Does not include shares of Common Stock beneficially owned by REMY Investors. Mr. Berns disclaims beneficial ownership of such shares beneficially owned by REMY Investors.

(8)	Includes 10,668 shares of unvested restricted Common Stock held by Mr. Moll, over which he presently has voting power.

(9)	Includes shares underlying presently exercisable stock options held by Mr. Buckner to purchase 20,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Buckner that are not presently exercisable and will not become exercisable within sixty days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Buckner, over which he presently has voting power.

(10)	Includes shares underlying presently exercisable stock options held by Mr. Huff to purchase 50,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Huff that are not presently exercisable and will not become exercisable within sixty days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Huff, over which he presently has voting power.

(11)	Includes 800 shares of Common Stock owned by Mr. Hunt’s mother-in-law, over which Mr. Hunt presently has shared voting power. Includes shares underlying presently exercisable stock options held by Mr. Hunt to purchase 50,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Hunt that are not presently exercisable and will not become exercisable within sixty days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Hunt, over which he presently has voting power.

(12)	Includes shares underlying presently exercisable stock options held by Mr. Peak to purchase 30,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Peak that are not presently exercisable and will not become exercisable within sixty days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Peak, over which he presently has voting power.

(13)	Includes shares underlying stock options held by Mr. Talbott, which are presently exercisable or become exercisable within sixty days, to purchase 1,094,444 shares. Does not include 105,556 shares underlying stock options held by Mr. Talbott that are not presently exercisable and will not become exercisable within sixty days. Includes 63,066 shares of unvested restricted Common Stock held by Mr. Talbott, over which he presently has voting power.

(14)	Includes shares underlying stock options, which are presently exercisable or become exercisable within sixty days, to purchase 3,947,736 shares of Common Stock. Does not include shares underlying stock options to purchase 806,764 shares held by such individuals that are not presently exercisable and will not become exercisable within sixty days. Includes 800 shares of Common Stock over which a director presently has shared voting power. Includes an aggregate of 524,332 shares of unvested restricted Common Stock held by certain directors and executive officers, over which they presently have voting power.

Except as stated herein, each stockholder has sole voting and investment power with respect to Common Stock included in the above table. There are no arrangements known to Patterson-UTI which may result in a change in control.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Patterson-UTI filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Patterson-UTI specifically incorporates this report by reference therein.

The Audit Committee has reviewed and discussed the audited financial statements with management and Patterson-UTI’s independent registered public accounting firm.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with those Charged with Governance (superseded Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Taking the foregoing into consideration, the undersigned Audit Committee members recommended to the Board of Directors that the Board approve the inclusion of the Patterson-UTI’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Audit Committee of the Board of Directors:

Curtis W. Huff, Chairman
Charles O. Buckner
Terry H. Hunt

PricewaterhouseCoopers Fees for Fiscal Years 2008 and 2007

In 2008 and 2007, Patterson-UTI and its subsidiaries incurred fees for services provided relating to (i) professional services rendered for the audit of Patterson-UTI’s annual financial statements, review of quarterly financial statements, and assessment of Patterson-UTI’s internal controls over financial reporting, (ii) professional services rendered for tax compliance, advice and planning, and (iii) products and services provided by PricewaterhouseCoopers LLP.

	Fees Incurred in	Fees Incurred in
	Fiscal Year	Fiscal Year
Description	2008	2007

Audit fees	$1,201,750	$1,150,000
Tax fees	45,000	45,000
All other fees	1,600	1,600

Total	$1,248,350	$1,196,600

The Audit Committee appoints the independent registered public accounting firm. The Audit Committee or Mr. Huff, as Chairman of the Audit Committee, approves all other engagements of the independent registered public accounting firm in advance. In the event Mr. Huff approves any such engagement, he discusses such approval with the Audit Committee at its next meeting.

“Audit fees” relate to audit services of PricewaterhouseCoopers LLP for fiscal 2008 and 2007 consisting of the examination of Patterson-UTI’s consolidated financial statements, quarterly reviews of Patterson-UTI’s interim financial statements and services to assess Patterson-UTI’s internal control over financial reporting. “Tax fees” include federal, state, local and foreign tax compliance and related matters. “All other fees” consists of an annual subscription fee to a software product. The Audit Committee or Mr. Huff, as Chairman of the Audit Committee, approved all of the services described above.

The Audit Committee has discussed the non-audit services provided by PricewaterhouseCoopers LLP and the related fees and has considered whether those services and fees are compatible with maintaining auditor independence. The Audit Committee determined that such non-audit services were consistent with the independence of PricewaterhouseCoopers LLP.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Patterson-UTI’s officers and directors and persons who own more than 10 percent of a registered class of Patterson-UTI’s equity securities, to file reports of ownership and changes in ownership with the SEC. Each of these persons is required by SEC regulation to furnish Patterson-UTI with copies of Section 16(a) filings. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Patterson-UTI during 2008 and Forms 5 and amendments thereto furnished to Patterson-UTI with respect to 2008, or a written representation from the reporting person that no Form 5 is required, all filings required to be made by such officers, directors, and beneficial owners of more than 10 percent of a registered class of Patterson-UTI’s common stock were timely made.

Other Business

As of the date of this proxy statement, management of Patterson-UTI was not aware of any matter to be presented at the Meeting other than as set forth herein. If any other matters are properly brought before the Meeting, however, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Stockholder Proposals for 2010 Annual Meeting

Proposals or Director Nominations for Inclusion in the Proxy Statement.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals or director nominations for inclusion in Patterson-UTI’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals or director nominations to Patterson-UTI in a timely manner. In order to be included in Patterson-UTI’s proxy statement for the 2010 annual meeting of stockholders, proposals or director nominations from stockholders must be received by Patterson-UTI no later than December 17, 2009, and must otherwise comply with the requirements of Rule 14a-8.

Proposals or Director Nominations not Included in the Proxy Statement.  In addition, Patterson-UTI’s bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations not included in Patterson-UTI’s proxy statement. For director nominations not included in Patterson-UTI’s proxy statement, please refer to “Election of Directors — Meetings and Committees of the Board of Directors.” For stockholder proposals to be properly brought before the 2010 annual meeting, by a stockholder, the stockholder must be a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting and must give timely notice of such business in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2010 annual meeting, a stockholder’s notice must be delivered to or mailed and received at Patterson-UTI’s principal executive offices not earlier than February 3, 2010 and not later than March 5, 2010; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after June 3, 2010, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the Secretary of Patterson-UTI shall set forth:

•	a brief description of each matter desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

•	the name and record address of the stockholder proposing such business,

•	the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder,

•	any material interest of the stockholder in such business, and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The proxies will have discretionary authority to vote on any matter that properly comes before the meeting if the stockholder has not provided timely written notice as required by the Patterson-UTI bylaws.

Patterson-UTI reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Annual Report

A copy of Patterson-UTI’s annual report on Form 10-K (the “Annual Report on Form 10-K”) accompanies this proxy statement only if you have requested that a copy of this proxy statement be mailed to you. The Annual Report on Form 10-K also is available electronically by following the instructions in the Notice. The Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy-soliciting material.

A copy of the Annual Report on Form 10-K, excluding exhibits, may be obtained by stockholders without charge by written request to the Secretary of Patterson-UTI at 450 Gears Road, Suite 500, Houston, Texas 77067 or may be accessed on Patterson-UTI’s website at www.patenergy.com in the investors section under the “financial reports” link.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.	☐
The Board of Directors recommends that you vote FOR the following: 1. Election of Directors	☐	☐	☐

	Nominees

01	Mark S. Siegel	02	Kenneth N. Berns	03	Charles O. Buckner	04	Curtis W. Huff	05	Terry H. Hunt
06	Kenneth R. Peak	07	Cloyce A. Talbott

The Board of Directors recommends you vote FOR the following proposal(s) :		For	Against	Abstain

2	Ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any and all adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, partnership or other entity, please sign in full corporate, partnership or other entity name, by authorized officer.

SHARES
CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

PATTERSON-UTI ENERGY, INC. This Proxy is Solicited on Behalf of the Board of Directors Proxy for Annual Meeting of Stockholders
To be Held on June 3, 2009

The undersigned stockholder of Patterson-UTI Energy, Inc. (the “Company”) hereby appoints Mark S. Siegel, Douglas J. Wall and John E. Vollmer III, and each of them, proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held on Wednesday, June 3, 2009, at 10:00 a.m., local time, at the Hilton Houston North Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, and at any and all adjournments or postponements thereof, with the same force and effect as if the undersigned were personally present. The undersigned hereby instructs the above-named proxies to vote the shares represented by this proxy in the manner as directed for the undersigned on the reverse side of this proxy card. If no directions are made, the proxies will vote “FOR” the nominees for directors and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as set forth on the reverse side. If any other matter should be presented properly, this proxy will be voted in accordance with the discretion of the above-named proxies.

Continued and to be marked, dated and signed on the reverse side